Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-213218), the Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933 and related Prospectus Supplement of XBiotech Inc. for the registration of 866,890 shares of its common stock and to the incorporation by reference therein of our reports dated March 30, 2016 and March 13, 2019, with respect to the consolidated financial statements of XBiotech Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015 and 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

May 31, 2019